February 10, 2005

FOR IMMEDIATE RELEASE

Contacts:

Mike Anderson, Acting Director, (206) 515-3436 or (206) 571-5162

Laurens Zuidweg, Director, Vessel Engineering, (206) 515-3611

Washington State Ferries Selects Propulsion System Supplier;

One Shipyard Prequalifies for New Vessel Construction

(SEATTLE) Washington State Ferries (WSF) announced today that it has selected a firm to supply the propulsion systems for its four new ferries, and that one local shipyard has met the pre-qualification requirements to develop a proposal for the design and construction of the vessels.

"This is a big step toward getting the ferries under construction," said Mike Anderson, acting executive director of WSF. "These boats are urgently needed-they are replacing ferries that are over 75 years old. And their construction will be a great boost to the economy, creating hundreds of jobs in the Puget Sound region over the next five years.

"These ferries are going to feature the latest technologies. Riders will find them more comfortable and quiet. The engines will be able to run on alternative fuels and their emissions will meet the latest environmental standards. The vessels will also be more fuel-efficient thanks to an improved hull design."

The new vessels are designed to carry 130 cars and 1,200 passengers. They are expected to be deployed on the Mukilteo-Clinton, Seattle-Bremerton, and San Juan Islands routes, and possibly on the Port Townsend-Keystone route. Two ferries currently on those routes will be moved to other routes, and four others are slated for retirement.

Valley Detroit Diesel Allison, Inc., of City of Industry, California, was selected to supply the propulsion systems for all four vessels at a cost of approximately $44 million.

A diesel-mechanical propulsion system was selected for the new ferries following a technical evaluation for fuel efficiency, reliability and suitability for ferry operations. The study and the evaluation were conducted by The Glosten Associates and Jensen Maritime Consultants.

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Todd Shipyards Corporation of Seattle was the only shipyard that met all of the pre-qualifications requirements to develop a proposal for the detailed design and construction of the four vessels, ferry officials and its consultants determined.

The pre-qualification process was conducted in two steps-the first step related to shipbuilding capabilities and the second step to financial capabilities. Five shipyards responded in the first step with information about their shipbuilding capabilities. Three of the firms were determined to be technically capable of building the ferries and were invited to submit financial data for the second step of the pre-qualification process.

In addition to conducting an internal evaluation of the financial data submitted by the three shipyards, WSF retained a Connecticut firm, Seaworthy Systems, Inc., to perform an independent analysis of the data.

Todd was the only one of the three shipyards found to be both technically and financially pre-qualified to develop a proposal for the final design and construction of the four new ferries.

Because there is only one pre-qualified shipyard, WSF is asking the Legislature to allow for a contract award based on a negotiated contract with price incentives.

"Competitive bidding is almost always the preferred procurement process," said Doug MacDonald, secretary of the state Department of Transportation. "But the shipbuilding business has changed in the Puget Sound region-and throughout the country-and you just don't have the competition today that there was even 10 years ago. That doesn't mean we can't get a good price on the new ferries-we just have to go about it in a different way."

The U.S. Navy has been successfully using negotiated contract and pricing procurement for new vessels for the past 20 years, MacDonald said.

WSF has retained Stuart Platt, a retired U.S. Navy rear admiral, to advise ferry officials on contract and pricing negotiations with Todd. Platt, now a Bainbridge Island resident and regular ferry commuter, was appointed by President Reagan to serve as competition advocate general during the build-up of the 600-ship Navy program in the 1980s. In that capacity, he led a reform program to improve the way the Navy buys ships.

"Negotiated contract and pricing procurement is a very effective process for acquiring vessels," Platt said. "The shipyard opens its books and we negotiate costs for specific shipbuilding tasks based on the actual cost for labor and materials. We're also able to build in innovations and incentives that are not possible in a competitive-bid process."

It is estimated the shipbuilding contract will be between $183 and $223 million for the four vessels. Ferry officials hope to have the first vessel under construction next year and ready for service in 2008.

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